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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 35 to the Registration Statement of Separate Account VA-K of Commonwealth Annuity and Life Insurance Company on Form N-4 of our report dated April 29, 2014 relating to the financial statements of Commonwealth Annuity and Life Insurance Company, and our report dated April 17, 2014 relating to the financial statements of Separate Account VA-K of Commonwealth Annuity and Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Experts" in such Statement of Additional Information.


Boston, Massachusetts
April 29, 2014